FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-03

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Wednesday, September 24, 2025 2:57 PM
Subject: [EXTERNAL]★PRICE GUIDANCE★ $877.225MM BANK5 2025-5YR17 ***PUBLIC CMBS***

BANK5 2025-5YR17 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2025-5YR17

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, MORGAN STANLEY & CO. LLC,
WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/MDBRS/MOODYS
OFFERING TYPE :	SEC-REGISTERED

*** OFFERED CERTIFICATES - PUBLIC ***

	RATINGS	SIZE	WAL	CERT	CERT	CERT	NOI
CLS	(F/MDBRS/M)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD	PX GUID
A-1	AAA/AAA/Aaa	$9.599	2.50	1-56	30.000%	40.3%	18.6%	AUCTION (J+70a)^
A-2	AAA/AAA/Aaa	***			30.000%	40.3%	18.6%	LCF-2bps
A-3	AAA/AAA/Aaa	***			30.000%	40.3%	18.6%	J+80a
A-S	AAA/AAA/A1	$106.442	4.92	59-60	19.125%	46.6%	16.1%	J+120a
B	AA-/AA/NR	$50.162	4.99	60-60	14.000%	49.5%	15.1%	J+160a
C	A-/A/NR	$35.480	4.99	60-60	10.375%	51.6%	14.5%	J+215a

^ CLASS A1 AUCTION BIDS DUE THURS 9/25 @ 12 PM ET

	EXPECTED RANGE	EXPECTED	EXPECTED
*CLASS	OF BALANCE ($MM)	RANGE OF WALs (YR)	P. WIN
A-2	$0.000 - $300.000	NAP – 4.80	NAP / 56-59
A-3	$375.542 – $675.542	4.91 – 4.86	59-59 / 56-59

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE :	$1,030,287,829
NUMBER OF LOANS :	44
NUMBER OF PROPERTIES :	66
WA CUT-OFF LTV :	57.6%
WA MATURITY LTV :	57.1%
WA U/W NCF DSCR :	1.87x
WA U/W NOI DEBT YIELD :	13.0%
TOP TEN LOANS % :	55.6%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	348
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	HOSPITALITY (20.9%), MULTIFAMILY (18.0%), MIXED USE(16.1%), OFFICE(14.4%), RETAIL (14.0%)

TOP 5 STATES :	CA (27.2%), CO (11.3%), NY(11.2%), MA(8.7%), PA (8.1%)

LOAN SELLERS :	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (21.0%), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (33.8%), WELLS FARGO BANK, NATIONAL ASSOCIATION (26.5%) and BANK OF AMERICA, NATIONAL ASSOCIATION (18.7%).

U.S. RISK RETENTION :	BANK OF AMERICA, NATIONAL ASSOCIATION IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT VIA RETENTION OF AN “ELIGIBLE VERTICAL INTEREST” BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION AND MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC.

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS.

MASTER SERVICER :	TRIMONT LLC
SPECIAL SERVICER :	TORCHLIGHT LOAN SERVICES, LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	TORCHLIGHT DEBT FUND VIII HOLDINGS (US), LLC (OR AN AFFILIATE)

DOCUMENTS & TIMING
TERM SHEET & ANNEX A :	ATTACHED
PRELIMINARY PROSPECTUS :	ATTACHED
ANTICIPATED PRICING :	ON OR ABOUT SEPTEMBER 26, 2025
ANTICIPATED SETTLEMENT :	ON OR ABOUT OCTOBER 17, 2025

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

MICHAEL CASH 212-834-4154

MARIE SARAFIAN 212-834-4154

BOFA CMBS BANKING CONTACTS

LELAND BUNCH 646-855-3953

DANIELLE CALDWELL 646-855-3421

WELLS FARGO CMBS SYNDICATE CONTACTS

CHRISTIE TINTLE 704-410-3008

DANIEL BOXER 704-410-3008

LAUREN SODERBERG 704-410-3008

STEPHEN SKRYNECKI 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS

SEAN DUFFY 312-827-1518

BRIGID MATTINGLY 212-214-7648

DANIEL THOMAS 212-214-2813

ALEX WONG 212-214-5615

MS CMBS SYNDICATE & STRUCTURING CONTACTS

NISHANT KAPUR 212-761-1483

JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS

JANE LAM 212-761-3507

JARED SMITH 212-761-3075

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